INNOGY ANNOUNCES CONSENT SOLICITATION VIA CITI / RBS

innogy Finance B.V. (“Issuer 1”) and innogy Finance II B.V. (“Issuer 2”) announced invitations to holders of their outstanding Notes (listed below), each guaranteed by RWE Aktiengesellschaft (the “Existing Guarantor” or “RWE AG”), issued under the EUR 30,000,000,000 Debt Issuance Programme of the Existing Guarantor and Issuer 1, to consent to, (i) with respect to the 2018 Notes, the 2019 Notes, the April 2021 Notes, the August 2021 Note, the 2022 Notes, the 2023 Notes, the 2030 Notes, the 2033 Notes and the 2039 (the “Pre-Act Notes”), the modification of the Conditions, such that the German Act on Debt Securities (Gesetz über Schuldverschreibungen aus Gesamtemissionen – SchVG) becomes applicable to the Conditions (the “General Opt-In”) and to the relevant Existing Guarantees (the “Guarantee Opt-In”) and, (ii) with respect to all Notes, a replacement of the Existing Guarantor with innogy SE as new guarantor (the “New Guarantor” or “innogy SE”) (such invitations to a Vote Without Meeting a “Consent Solicitation” and collectively the “Consent Solicitations”).

ISSUER / ISIN / NOTES

innogy Finance B.V.	XS0172851650	EUR 980mn 5.125% Notes due July 23, 2018 (the “2018 Notes”)
innogy Finance B.V.	XS0399647675	EUR 1bn 6.625% Notes due January 31, 2019 (the “2019 Notes”)
innogy Finance B.V.	XS0878010718	EUR 750mn 1.875% Notes due January 30, 2020 (the “2020 Notes”)
innogy Finance B.V.	XS0127992336	GBP 570mn 6.500% Notes due April 20, 2021 (the “April 2021 Notes”)
innogy Finance B.V.	XS0412842857	EUR 1bn 6.500% Notes due August 10, 2021 (the “August 2021 Notes”)
innogy Finance B.V.	XS0437307464	GBP 500mn 5.500% Notes due July 6, 2022 (the “2022 Notes”)
innogy Finance B.V.	XS0170732738	GBP 487.5mn 5.625% Notes due December 6, 2023 (the “2023 Notes”)
innogy Finance B.V.	XS0982019126	EUR 800mn 3.000% Notes due January 17, 2024 (the “2024 Notes”)
innogy Finance B.V.	XS0147048762	GBP 760mn 6.250% Notes due June 3, 2030 (the “2030 Notes”)
innogy Finance B.V.	XS0735770637	GBP 600mn 4.750% Notes due January 31, 2034 (the “2034 Notes”)
innogy Finance B.V.	XS0437306904	GBP 1bn 6.125% Notes due July 6, 2039 (the “2039 Notes”)
innogy Finance II B.V.	XS0162513211	EUR 600mn 5.750% Notes due February 14, 2033 (the “2033 Notes”)

As at the date of the Consent Solicitation Memorandum, RWE AG has launched another consent solicitation as well as an exchange offer in relation to the senior notes issued by RWE AG, the purpose of which is to substitute RWE AG as issuer and debtor of these notes with innogy SE as issuer and substitute debtor.

Indicative Timeline
Launch Date of the Consent Solicitations:     November 15, 2016

Registration and Instruction Deadline
(Deadline for Submitting Voting Instructions to the Tabulation & Voting Agent):     23.59 (CET) on December 6, 2016
Commencement of the Voting Period:     0.00 (CET) on December 7, 2016
End of the Voting Period:     23.59 (CET) on December 12, 2016
Announcement of Results of the Votes Without Meeting:     As soon as reasonably practicable after the End of the Voting Period
End of Statutory Contestation Period:     One month after the results of the Votes Without
Meeting have been announced
Announcement of Implementation of Extraordinary Resolutions:     As soon as reasonably practicably after the resolutions have been implemented

Noteholders are requested to vote through the Tabulation and Voting Agent as their proxy at the Votes without Meeting.

The Consent Solicitation Memorandum will be available from the Tabulation and Voting Agent and on the Solicitation Website at https://www.innogy.com/web/cms/de/3265808/ueber-innogy/investorrelations/anleihen/bond-restructuring from today until the End of the Voting Period. In addition, the Consent Solicitation Memorandum will be published in the Federal Gazette (Bundesanzeiger) on or about 17 November 2016.

Solicitation Agents

Citigroup (+44 207 986 8969, liabilitymanagement.europe@citi.com);
RBS (+44 20 7085 6124, liabilitymanagement@rbs.com)

Tabulation and Voting Agent

Lucid (+44 207 704 0880, innogy@lucid-is.com)
Voting Platform: www.lucid-is.com/innogy

This Consent Solicitation is made with regard to the securities of a foreign company in reliance on the exemption afforded under Rule 802 of the U.S. Securities Act of 1933, as amended. The offer of the New Guarantee (as defined in the Consent Solicitation Memorandum) is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the New Guarantor is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.